EXHIBIT 5

Central Vermont Public Service Corporation
Legal Department
77 Grove Street
Rutland, Vermont  05701

Kenneth C. Picton, Esq.	Phone: (802) 747-5372
Assistant General Counsel	Fax: (802) 747-2189
kpicton@cvps.com

December 1, 2009

Re:  Registration Statement on Form S-3

I am the Assistant General Counsel for Central Vermont Public Service Corporation, a Vermont corporation (the “Company”), and I am generally familiar with its respective businesses, affairs and corporate proceedings.  I am familiar with the proceedings taken in connection with the proposed registration by the Company of shares of its common stock, par value $6.00 per share (the “Common Stock”), pursuant to the Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on November 6, 2009 by the Company under the Securities Act of 1933, as amended (the “Act”), and Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 filed with the Commission on the date hereof by the Company  (such registration statement, as so amended, is hereinafter referred to as the “Registration Statement”).  The shares of Common Stock to be offered and sold pursuant to the Registration Statement are being offered by the Company (the “Shares”).  The maximum aggregate offering price of the Shares is $55,000,000.

I have examined copies of the following instruments and documents:  (i) the Articles of Association and By-laws of the Company; (ii) the resolutions, adopted August 3, 2009, of the Company’s Board of Directors (“Board”) related to the Registration Statement; (iii) the Registration Statement and (iv) the Order of the Vermont Public Service Board (“PSB”) in Docket No. 7557, entered October 5, 2009.  I have also reviewed, and to the extent I have deemed appropriate relied upon, certificates of officers of the Company or of government officials as to certain factual matters.  In addition, I have reviewed such other instruments and documents as I have deemed necessary or appropriate as the basis for the opinion hereinafter expressed, and I have conducted such other investigations of fact and law as I have considered appropriate.

I note that the Company requested and has received approval of the PSB to issue up to a maximum aggregate offering price of $45,000,000 and a maximum aggregate 2,800,000 shares of Common Stock.  Unless further authorization of the PSB is received, the Company is authorized to legally issue Shares up to these approved amounts.  Issuing Shares for the remaining $10,000,000 to reach the maximum aggregate offering price of $55,000,000 included in the Registration Statement would require additional approval of the PSB.

For purposes of this opinion, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity of the originals of all documents submitted to me as copies.  I have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, I am of the opinion that the Shares being registered will, when sold, be legally issued, fully paid and non-assessable.

My opinion expressed above is subject to the qualifications that I express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the law of the State of Vermont.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement.  I also consent to the reference to this opinion under the heading “Legal Matters” in the Registration Statement.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.  This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ Kenneth C. Picton

Kenneth C. Picton
KCP/k